REPORT OF CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and
Board of Trustees of
Alliance Capital Reserves

In planning and performing our audit of the financial statements of Alliance Capital Reserves, a series investment company consisting of Alliance Capital Reserves Portfolio and Alliance Money Reserves Portfolio for the year ended June 30, 1999, we considered its internal control, including control activi-ties for safeguarding securities, in order to determine our auditing proce-dures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Alliance Capital Reserves is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for exter-nal purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all mat-ters in internal control that might be material weaknesses under standards es-tablished by the American Institute of Certified Public Accountants. A mate-rial weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding secu-rities, that we consider to be material weaknesses as defined above as of June 30, 1999.

This report is intended solely for the information and use of management, the Board of Trustees of Alliance Capital Reserves and the Securities and Exchange Commission.

McGladrey & Pullen, LLP
New York, New York
July 23, 1999